EXHIBIT 99.1

SUPPLEMENT TO

PROSPECTUS OF VILLAGEEDOCS	PROXY STATEMENT OF GOSOLUTIONS, INC.

APRIL 27, 2006

        This Supplement to the Prospectus of VillageEDOCS (“VEDO”) and Proxy Statement of GoSolutions, Inc. (“GoSolutions”) is provided to the shareholders of GoSolutions who voted on February 27, 2006, at a special meeting of GoSolutions shareholders (the “Shareholders’ Meeting”), to approve the Merger Agreement and the Merger whereby a wholly owned subsidiary of VEDO will merge with and into GoSolutions resulting in the GoSolutions shareholders becoming shareholders of VEDO.

        The purpose of this Supplement is to update the Proxy Statement/Prospectus, dated February 17, 2006 for the events described herein. Capitalized terms used in this Supplement and not otherwise defined in the body of this Supplement will have the meanings assigned to such terms in the Proxy Statement/Prospectus. This Supplement should be read together with and forms a part of the Proxy Statement/Prospectus.

        At the Shareholders’ Meeting, GoSolutions shareholders holding 6,047,485 preferred shares and 3,348,484 common shares, which represents approximately 55% of GoSolutions outstanding voting equity securities, voted to approve the Merger. However, prior to the Shareholders’ Meeting, 6 holders of GoSolutions equity securities representing 5,054,616 shares (the “Dissenting Shareholders”), or approximately 30% of outstanding voting securities, provided written notice to GoSolutions of their intent to exercise dissenters’ rights pursuant to Chapter 607, Section 1301 et.seq. of the Florida Business Corporation Act and thereby seek to require GoSolutions to purchase his or her shares of GoSolutions common or preferred shares for cash at the fair value of such shares. The shares held by the Dissenting Shareholders would be convertible in the aggregate into 17,921,050 shares of VEDO common stock upon the closing of the Merger. However, Section 9.14 of the Merger Agreement provides that it is a condition to closing in favor of VEDO that GoSolutions shareholders holding no more than the number of issued and outstanding GoSolutions voting securities that are convertible into 1,525,000 or more shares of VEDO Common Stock upon the closing of the Merger exercise their dissenters’ rights (the “Closing Condition”).

        Since the Shareholders’ Meeting, GoSolutions, VEDO and certain holders of the GoSolutions common and preferred shares have negotiated with Dissenting Shareholders to agree to vote for the Merger and waive their dissenters’ rights so that the Closing Condition could be satisfied. GoSolutions, VEDO and one of the Dissenting Shareholders have agreed to enter into a Settlement and Release Agreement whereby such Dissenting Shareholder has agreed to vote for the Merger and waive its dissenters’ rights as more fully described below. The remaining shares held by the Dissenting Shareholders would be convertible into 1,565,435 shares of VEDO common stock upon the closing of the Merger, provided, however, that VEDO has now agreed to waive the Closing Condition.

        In addition, and subsequent to the date of the Shareholders’ Meeting, events which were previously disclosed in the Proxy Statement/Prospectus did in fact occur, which events affect VEDO and its financial statements. These matters are more fully set forth below.

        GoSolutions shareholders are urged to read the Exhibits to this Supplement carefully. The information, agreements and other documents set forth in the Exhibits are incorporated into this Supplement by reference. The descriptions set forth below are merely summaries of the underlying agreements and documents set forth as Exhibits, the terms of which shall control in the event of any incomplete or inaccurate summary or statement set forth in this Supplement.

Settlement and Release Agreement with Certain GoSolutions Dissenting Shareholders/Restructured SunTrust Line of Credit.

        Louis J. Zant individually and by and through the Zant Group Trust (collectively, “Zant”) gave notice to GoSolutions on February 24, 2006 of his intent to exercise dissenters’ rights under Florida law to the Merger. Zant collectively owns 3,021,148 preferred shares and 1,090,174 common shares or approximately 24% of the GoSolutions equity securities entitled to participate in the Merger. After extensive discussions and negotiations Zant, GoSolutions and VEDO propose to enter into a Settlement and Release Agreement substantially in the form attached as Exhibit 1, the terms of which are incorporated herein by reference.

        Pursuant to the terms of the Settlement and Release Agreement, Zant will among other matters waive its dissenters’ rights and agree to restructure an unsecured promissory note with an unpaid balance of $216,562.50 as of April 30, 2006, which will require GoSolutions to make monthly principal installments of approximately $54,140.63 for the period June 1, 2006 through September 1, 2006.

        As part of the Settlement and Release Agreement, VEDO will redeem, immediately after the closing of the Merger, all of the VEDO common shares otherwise issuable to Zant pursuant to the Merger, for a cash payment of $840,000. The source of the cash payment will be a draw upon an outstanding $1,000,000 secured line of credit of GoSolutions with SunTrust Bank, which line of credit is guaranteed by certain principal GoSolutions shareholders. VEDO will be required to make monthly interest payments on the outstanding balance under the SunTrust line of credit, the maturity of which will be extended prior to the closing of the Merger to May 1, 2007. A copy of the letter from SunTrust Bank setting forth the extension and waiver of the change of control covenant is attached as Exhibit 2.

In order to facilitate the funding of the Settlement and Release Agreement, VEDO has agreed with the guarantors of the SunTrust Bank line of credit, each of which is a current GoSolutions shareholder, to indemnify such GoSolutions shareholder in the event SunTrust Bank requires such individual to honor his guaranty, which secures the line of credit. VEDO has agreed to reserve up to 15,820,724 common shares to secure its indemnity obligations to the guarantors of the SunTrust line of credit. VEDO has agreed to a value per share of five.three cents ($.053) in the event it is required to fulfill its obligations under the Indemnity/Contribution Agreement with the existing GoSolutions shareholders, who are the guarantors to the SunTrust Bank line of credit. A form of this Indemnity/Contribution Agreement is attached as Exhibit 3.

VEDO has Restated its Prior Period Financial Statements in Response to Comments from the Staff of the U.S. Securities and Exchange Commission.

        The Proxy Statement/Prospectus contained a risk factor indicating that VEDO may be required to restate its prior period financial statements. Subsequent to the Shareholders’ Meeting, VEDO made a determination to restate its financial statements in response to SEC staff comments. Reference is hereby made to the Form 8-K/A, attached as Exhibit 4, for a more detailed explanation of the accounting issues giving rise to the restatement and the filing of the Form 8-K/A. The restatements do not have a material effect on VEDO’s cash balances for the financial statements that require restatement.

VEDO’s Form 10-KSB for Year Ended December 31, 2005.

        Subsequent to the Shareholders’ Meeting, VEDO filed its Form 10-KSB for the fiscal year ended December 31, 2005. The financial statements contained within this Form 10-KSB reflect the adjustments as described in the Form 8-K/A above, and updates other information regarding VEDO through December 31, 2005. A copy of the December 31, 2005 VEDO Form 10-KSB is attached as Exhibit 5 to this Supplement to which reference is hereby made.

Proposal to Stagger the VEDO Board of Directors.

        Subsequent to the date of the Shareholders’ Meeting, the board of directors of VEDO approved a proposal to stagger the VEDO board of directors into three (3) equal as possible classes with each class to serve for a three (3) year term after their initial staggered term, and to increase the maximum size of VEDO’s board of directors from five (5) to nine (9) members. The current nominees are as follows: (i) for the initial three (3) year class – H. Jay Hill, Ricardo A. Salas and the GoSolutions nominee; (ii) for the initial two (2) year class – K. Mason Conner and Jerry T. Kendall; and (iii) for the initial one (1) year class – J. Thomas Zender. Thereafter, each class will serve for a three (3) year term. VEDO intends to file a Schedule 14C with the SEC shortly after closing seeking authorization of these actions. Because the record date for these actions will be set before the Articles of Merger are filed, GoSolutions shareholders will not vote, other than for the GoSolutions designee for the initial three (3) year term on these actions. The holder of a majority of VEDO’s currently outstanding common stock has consented to the staggered board of directors’ proposal, and to increase the maximum size of VEDO’s board of directors from five (5) to nine (9) members.

Appointment of Jerry T. Kendall as a Director, President and Chief Operating Officer of VEDO.

        On March 1, 2006, VEDO appointed Jerry T. Kendall as a Director and as its President and Chief Operating Officer. Information regarding Mr. Kendall’s background and experience is included on page 33 of the VEDO Form 10-KSB, attached as Exhibit 5. The terms of Mr. Kendall’s employment agreement are described on pages 39 and 40 of the Form 10-KSB, to which reference is hereby made.

Updated GoSolutions Unaudited Financial Statements.

        Attached as Exhibit 6 is the unaudited consolidated balance sheet of GoSolutions as of December 31, 2005 and the related unaudited consolidated statement of operations for the year ended December 31, 2005. Management of GoSolutions does not believe that these financial statements reflect any material adverse trends or events.

Requested GoSolutions Shareholder Actions.

        For those shareholders of GoSolutions that voted for the Merger, VEDO and GoSolutions are requesting that those shareholders ratify their previous approval after acknowledging receipt of this Supplement and the related Exhibits. No action is required on the part of GoSolutions shareholders who did not vote for the Merger. This Supplement is provided to such shareholders for informational purposes only.

        Pending receipt of the Ratification and Acknowledgment, which is attached as Exhibit 7 by all the GoSolutions shareholders who previously voted for the Merger, execution and delivery of the Zant Settlement and Release Agreement, and the modification of the SunTrust line of credit, GoSolutions and VEDO intend to close the Merger as promptly as possible, with an expected closing date before April 30, 2006. All GoSolutions shareholders will receive notice of the closing of the Merger with accompanying letters of transmittal and other instructions relating to tendering their GoSolutions shares in exchange for VEDO common shares.

        The basic terms and conditions of the Merger remain unchanged for the GoSolutions shareholders who have not exercised dissenters’ rights. Each GoSolutions shareholder who has not exercised dissenters’ rights will still receive the same number of VEDO shares in the Merger, based upon the terms of the Merger. VEDO reserves the right to issue additional shares of its debt or equity securities as a source of repayment for the SunTrust line of credit, which will be used to fund the Zant Settlement and Release Agreement. As more fully described in a risk factor set forth in the Proxy Statement/Prospectus, the future issuance of VEDO securities may be dilutive, and will reduce the proportion ownership and voting power of the GoSolutions shareholders who receive VEDO common shares in the Merger.